Exhibits 5 and 23.1

Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

December 9, 2016

Thor Industries, Inc.

601 East Beardsley Avenue

Elkhart, Indiana 46514-3305

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Thor Industries, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 for the registration of 2,000,000 shares of the common stock, par value $.10 per share, of the Company (the “Shares”) that may be issued pursuant to the 2016 Equity and Incentive Plan (the “Plan”).

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on such examination, we are of the opinion that the Shares covered by the Registration Statement, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

/s/ TAFT STETTINIUS & HOLLISTER LLP